ETF Trust II (EGA) – IMS Agreement Schedule

Schedule A

As of October 1, 2016

Fund	Effective Date	Assets (billions)	Management Fee Rate
EGShares Beyond BRICs ETF	September 1, 2016	All	0.85	%(1)
EGShares EM Core ex-China ETF	September 1, 2016	All	0.70	%(1)
EGShares EM Quality Dividend ETF	September 1, 2016	All	0.85	%(1)
EGShares EM Strategic Opportunities ETF	October 1, 2016	All	0.85	%(1)
EGShares Emerging Markets Core ETF	October 1, 2016	All	0.70	%(1)
EGShares Emerging Markets Consumer ETF	September 1, 2016	$0 - $1.0	0.85	%(1)
		>$1.0 - $2.0	0.75	%(1)
		>$2.0	0.70	%(1)
EGShares India Consumer ETF	October 1, 2016	All	0.89	%(1)
EGShares India Infrastructure ETF	October 1, 2016	All	0.85	%(1)
EGShares India Small Cap ETF	September 1, 2016	All	0.85	%(1)

(1)	Fee is a “unitary fee” pursuant to which the Investment Manager pays the operating costs and expenses of the Fund other than the following expenses (which will be paid by the Fund): the management fee set forth above; taxes; interest incurred on borrowing by the Fund (including but not limited to overdraft fees), if any; brokerage expenses, fees, commissions and other portfolio transaction expenses (including but not limited to service fees charged by custodians of depositary receipts and scrip fees related to registrations on foreign exchanges); interest and fee expense related to the Fund’s participation in inverse floater structures; infrequent and/or unusual expenses, including without limitation litigation expenses (including but not limited to arbitrations and indemnification expenses); distribution and/or service fees; expenses incurred in connection with lending securities; and any other infrequent and/or unusual expenses approved by the Board.

ETF Trust II (EGA) – IMS Agreement Schedule

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A as of September 30, 2016.

EGA Emerging Global Shares Trust

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name: Amy K. Johnson
Title: Head of Operations